Exhibit 99.1

NEWS RELEASE

Contacts:
MSC Income Fund, Inc.
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Cory E. Gilbert, CFO, cgilbert@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MSC Income Fund Closes Public Offering of Common Stock
Underwriters Fully Exercise Option to Purchase Additional Shares
HOUSTON – February 4, 2025 – MSC Income Fund, Inc. (NYSE: MSIF) (“MSC Income” or the “Company”), an externally managed business development company, is pleased to announce that it closed the previously announced public offering of 5,500,000 shares of its common stock (the “Common Stock”) at the public offering price of $15.53 per share. MSC Income’s shares of Common Stock began trading on the New York Stock Exchange on January 29, 2025 under the ticker symbol “MSIF.” In addition, the underwriters have fully exercised their overallotment option to purchase 825,000 additional shares. Including the exercise of the underwriters’ overallotment option, MSC Income sold a total of 6,325,000 shares of Common Stock in the offering for approximately $91 million in net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by MSC Income.
MSC Income intends to initially use all of the net proceeds from this offering to repay outstanding debt borrowed under its credit facilities, and then through re-borrowing under the credit facilities, to make investments in accordance with its investment objective and strategies, pay operating expenses and other cash obligations, and for general corporate purposes.
RBC Capital Markets, Truist Securities, Raymond James, UBS Investment Bank and Keefe, Bruyette & Woods, A Stifel Company, acted as joint book-running managers for the offering. B. Riley Securities, Citizens JMP, Sanders Morris, Clear Street, Comerica Securities, Texas Capital Securities and Zions Capital Markets acted as co-managers for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares referred to in this press release.

ABOUT MSC INCOME FUND, INC.
The Company (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund. The Company’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. The Company seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Company also maintains a portfolio of customized long-term debt and equity investments in lower middle market companies, and through those investments, the Company has partnered with entrepreneurs, business owners and management teams in co-investments with Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) utilizing the customized “one-stop” debt and equity financing solution provided in Main Street’s lower middle market investment strategy. The Company’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.
ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.
FORWARD-LOOKING STATEMENTS AND OTHER MATTERS
MSC Income cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to information about the anticipated use of net proceeds from MSC Income’s public offering, are based on current conditions and information available to MSC Income as of the date hereof. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, MSC Income can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation, such factors described under the captions “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included in MSC Income’s filings with the SEC (www.sec.gov). All forward-looking statements speak only as of the date of this communication. MSC Income undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.